Exhibit 10.6

Private and Confidential	Draft (2): 16 March 2010

YIC/MGKA/AT02021

Restated Loan Agreement
DATED 19 March 2008
LOAN AGREEMENT

for a
Loan of up to USD 76,000,000
to
CHALLENGER ENTERPRISES LTD.
and
CRUSADER ENTERPRISES LTD.
provided by
PIRAEUS BANK A.E.

Contents

Clause		Page
1	Purpose and definitions	3

2	The loan and use of proceeds	20

3	Interest and Interest Periods	21

4	Repayment and prepayment	23

5	Fees, commitment commission and expenses	26

6	Payments and taxes; accounts and calculations	26

7	Representations and warranties	29

8	Undertakings	34

9	Conditions	41

10	Events of Default	42

11	Indemnities	47

12	Unlawfulness and increased costs	48

13	application of moneys, set off, pro-rata payments and miscellaneous	49

14	Accounts	51

15	Assignment, transfer and lending office	53

16	Notices and other matters	54

17	Borrowers’obligations	55

18	Governing law	57

19	Jurisdiction	57

Schedule 1 Form of Drawdown Notice		60

Schedule 2 Conditions Precedent		61

THIS AGREEMENT is dated 19 March 2008, as amended and supplemented by a first supplemental agreement dated 26 February 2009 and as further amended, restated and supplemented by a second supplemental agreement dated [•] 2010 and made BETWEEN:
(1)	CHALLENGER ENTERPRISES LTD. and CRUSADER ENTERPRISES LTD. as joint and several Borrowers;

(2)	PIRAEUS BANK A.E. as Lender.
IT IS AGREED as follows:
1	PURPOSE AND DEFINITIONS

1.1	Purpose

This Agreement sets out the terms and conditions upon which the Lender agrees to make available to the Borrowers, jointly and severally, in two advances, a loan of up to seventy six million Dollars (USD76,000,000) for the purpose of financing part of the acquisition cost of “HIOTISSA” and “HIONA”.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Accounts” means, together, the Operating Accounts and the Retention Account;

“Advance” means each of Advance A and Advance B, and in the plural means both of them;

“Advance A” means the lesser of (i) thirty eight million Dollars (USD38,000,000) and (ii) 80% of the gross purchase price of “HIONA” payable under the Hiona MOA and, as the context may require, means the principal amount thereof owing to the Lender under this Agreement at any relevant time;

“Advance B” means the lesser of (i) thirty eight million Dollars (USD38,000,000) and (ii) 80% of the gross purchase price of “HIOTISSA” payable under the Hiotissa MOA and, as the context may require, means the principal amount thereof owing to the Lender under this Agreement at any relevant time;

“Acquisition” means the acquisition by the HoldCo Guarantor of all the issued shares in the Borrowers and the Collateral Guarantor, in a manner in all respects satisfactory to the Lender;

“Backstop Acquisition Date” means the date falling thirty (30) days after the date of the Second Supplemental Agreement, or such other later date as the Lender may agree in its sole discretion;

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in Piraeus, London and New York City (or any other relevant place of payment under clause 6);

“Basel 2 Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel 2 Approach” means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel 2 Accord) adopted by the Lender (or its holding company) for the purposes of implementing or complying with the Basel 2 Accord;

“Basel 2 Regulation” means (a) any law or regulation implementing the Basel 2 Accord or (b) any Basel 2 Approach adopted by the Lender;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means each of Challenger Enterprises Ltd. (“Challenger”) and Crusader Enterprises Ltd. (“Crusader”), each being a corporation incorporated in the Republic of Liberia and having its registered office at 80 Broad Street, Monrovia, Republic of Liberia and each individually hereafter called by their names in parenthesis above and “Borrowers” means both of them;

“Borrower’s General Assignment” means, in respect of each Borrower’s Ship, each deed of assignment of such Ship’s earnings, insurances and requisition compensation dated 4 April 2008 (in case of “HIONA”) or 21 April 2008 (in the case of “HIOTISSA”) executed by the relevant Borrower in favour of the Lender and “Borrowers’ General Assignments” means both of them;

“Borrowers’ Mortgage” means, in relation to each Borrower’s Ship, the first preferred Greek Ship mortgage of such Ship dated 4 April 2008 (in the case of “HIONA”) or 21 April 2008 (in the case of “HIOTISSA”) executed by the relevant Borrower in favour of the Lender each as amended by the relevant First Mortgage Addendum and the relevant Second Mortgage Addendum, and “Borrowers’ Mortgages” means both of them;

“Borrower’s Operating Account” means, in relation to each Borrower, an interest bearing USD account opened by that Borrower with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be a Borrower’s Operating Account for the purposes of this Agreement and “Borrowers’ Operating Accounts” means both of them;

“Borrower’s Operating Account Charge” means, in respect of each Borrower’s Operating Account, the first priority account pledge dated 19 March 2008 executed between the relevant Borrower and the Lender in respect of that Borrower’s Operating Account and “Borrowers’ Operating Account Charges” means both of them;

“Borrower’s Ship” means each of “HIONA” and “HIOTISSA” and “Borrowers’ Ships” means both of them;

“Borrowers’ Ship Security Documents” means, in relation to each Borrower’s Ship, the relevant Borrower’s Mortgage, the relevant Borrower’s General Assignment and the relevant Manager’s Undertaking in respect of such Ship;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Lender at any time and from time to time as having been incurred by it in maintaining or funding the Loan or in liquidating or re employing fixed deposits acquired to maintain the same as a result of either:
(a)	any repayment or prepayment of the Loan or any part thereof otherwise than in accordance with, respectively, clause 4.1 or clause 4.2 whether on a voluntary or involuntary basis or otherwise howsoever or

(b)	as a result of the Borrowers failing or being incapable of drawing the Loan after a Drawdown Notice has been given;
“Capital Adequacy Law” means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Lender allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel 2 Accord or any Basel 2 Regulation);

“Casualty Amount” means, in relation to each Ship, five hundred thousand Dollars (USD500,000);

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Charter Assignment” means the specific assignment of any charter in relation to any Ship required to be executed hereunder by the Owner thereof in favour of the Lender pursuant to Clause 8.1.17 in such form as the Lender may require in its sole discretion;

“Classification” means, in relation to each Ship, the highest class available for a vessel of her type with the relevant Classification Society or such other classification as the Lender shall, at the request of an Owner, have agreed in writing shall be treated as the Classification in relation to such Owner’s Ship for the purposes of the relevant Ship Security Documents;

“Classification Society” means any member of IACS which the Lender shall, at the request of an Owner, have agreed in writing shall be treated as the Classification Society in relation to such Owner’s Ship for the purposes of the relevant Ship Security Documents;

“Collateral General Assignment” means the second priority general assignment in respect of “GRAND OCEAN” executed or (as the context may require) to be executed by the Collateral Guarantor in favour of the Lender in the form set out in schedule 5 of the Second Supplemental Agreement;

“Collateral Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the Collateral Guarantor in favour of the Lender in the form set out in schedule 3 of the Second Supplemental Agreement;

“Collateral Guarantor” means Grand Oceanos Inc. of 80 Broad Street, Monrovia, the Republic of Liberia and includes its successors in title;

“Collateral Guarantor’s Ship Security Documents” means the Collateral Mortgage, the Collateral General Assignment and the Manager’s Undertaking for “GRAND OCEAN”;

“Collateral Mortgage” means the second preferred Liberian mortgage in respect of “GRAND OCEAN” executed or (as the context may require) to be executed by the Collateral Guarantor in favour of the Lender in the form set out in schedule 4 of the Second Supplemental Agreement;

“Collateral Operating Account” means an interest bearing USD account opened by the Collateral Guarantor with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be a Collateral Operating Account for the purposes of this Agreement;

“Collateral Operating Account Charge” means the second priority account pledge in respect of the Collateral Operating Account executed or (as the context may require) to be executed by the Collateral Guarantor in favour of the Lender in such form as the Lender may require in its sole discretion;

“Commitment” means the amount of up to USD76,000,000 which the Lender has agreed to make available under and in accordance with the terms of this Agreement;

“Corporate Guarantee” means:
(a)	from the Execution Date until the due execution and delivery of the HoldCo Guarantee under the terms of this Agreement, the corporate guarantee dated 19 March 2008 executed by GrandUnion in favour of the Lender;

(b)	from the Acquisition and at all times thereafter, the HoldCo Guarantee;
“Corporate Guarantor” means:
(a)	from the Execution Date until the due execution and delivery of the HoldCo Guarantee under the terms of this Agreement, GrandUnion;

(b)	from the Acquisition and at all times thereafter, the HoldCo Guarantor;

“Corporate Guarantor’s Group” means:
(a)	from the Execution Date until the Acquisition, GrandUnion and all other Related Companies of GrandUnion which own a vessel; or

(b)	from the Acquisition and at all times thereafter, the HoldCo Guarantor and all of its Subsidiaries from time to time;
“Credit Support Document” has in relation to the Master Agreement, the meaning given to that expression therein;

“Credit Support Provider” means any person defined as such in the Master Agreement;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars” and “USD” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means any date, being a Banking Day falling during the Drawdown Period, on which an Advance is, or is to be, advanced to the Borrowers;

“Drawdown Notice” means a notice substantially in the form of schedule 2;

“Drawdown Period” means the period commencing on the date of this Agreement and ending on the earlier of 30 April 2008 (or such later date as the Borrowers may request, consent to which the Lender shall not unreasonably withhold) and any date on which (a) the amount of the Loan is equal to the Commitment or (b) the Commitment is reduced to zero pursuant to clauses 10.2 or 12;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of any Owner or any other Relevant Company or any person having a contractual relationship with any Owner or any other Relevant Company in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

“Environmental Approvals” means all authorisations, consents, licences, permits, exemptions or other approvals whatsoever required under applicable Environmental Laws;

“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, in relation to a Ship, regardless of cause, (i) any actual or threatened discharge or release of Environmentally Sensitive Material from the Ship; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than the Ship which involves collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, where the Ship, the Manager and/or the relevant Owner and/or the Ship’s operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than the Ship and where the Ship is actually or potentially liable to be arrested as a result and/or where the Manager and/or the relevant Owner and/or the Ship’s operator are actually, contingently or allegedly at fault or otherwise howsoever liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties thereto;

“Facility Period” means the period starting on the first Drawdown Date and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“First Mortgage Addendum” means, in relation to each Borrower’s Ship, each addendum to the relevant Borrower’s Mortgage, each dated 20 March 2009 and executed by the relevant Borrower in favour of the Lender and “First Mortgage Addenda” means both of them;

“First Supplemental Agreement” means the agreement dated 26 February 2009 supplemental to this Agreement made between the Borrowers and the Lender;

“General Assignments” means, together, the Borrowers’ General Assignments and the Collateral General Assignment;

“Government Entity” means any national or local government body, tribunal court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“GRAND OCEAN” means the [1990]-built bulk carrier “GRAND OCEAN”, of [149,498] dwt and registered in the ownership of the Collateral Guarantor through the relevant Registry under the laws and flag of the Republic of Liberia with IMO Number [•];

“GrandUnion” means GrandUnion Inc., a corporation organised and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands and includes its successors in title;

“Group Member” means any member of the Corporate Guarantor’s Group at any relevant time;

“HIONA” means the double-hulled 2004-built chemical tanker “HIONA”, of (approximately) 37,000 dwt, registered in the ownership of Challenger through the relevant Registry under the laws and flag of Greece with IMO Number [•];

“Hiona MOA” means the memorandum of agreement dated 20 February 2008 and made between Challenger as buyer and the relevant Seller as seller of “HIONA”;

“HIOTISSA” means the double-hulled 2003-built chemical tanker “HIOTISSA”, of (approximately) 37,000 dwt, registered in the ownership of Crusader through the relevant Registry under the laws and flag of Greece with IMO Number [•];

“Hiotissa MOA” means the memorandum of agreement dated 20 February 2008 and made between Crusader as buyer and the relevant Seller as seller of “HIOTISSA”;

“HoldCo Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the HoldCo Guarantor in favour of the Lender in the form set out in schedule 8 of the Second Supplemental Agreement;

“HoldCo Guarantor” means Newlead Holdings Ltd. of [•], Bermuda and includes its successors in title;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Interest Expense” means, for any relevant financial year, the aggregate interest payable by the Corporate Guarantor’s Group and any member thereof on any Indebtedness during such period;

“Interest Payment Date” means the last day of an Interest Period and, if an Interest Period is longer than 3 months, the date falling at the end of each successive period of 3 months during such Interest Period starting from its commencement;

“Interest Period” means each period for the calculation of interest in respect of the Loan ascertained in accordance with clauses 3.2 and 3.3;

“ISM Code” means in relation to its application to an Owner, a Ship and its operation the International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution

A.741(18) on 4th July 1993 and incorporated on 19th May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25th July 1995 as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” means, in relation to each Ship, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to such Ship within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of each Ship pursuant to the ISPS Code;

“Latest Accounts” means, in respect of any financial half-year or year of the Corporate Guarantor’s Group, the latest unaudited (in respect of each financial half-year) or audited (in respect of each financial year) financial statements required to be prepared pursuant to clause 8.1.6;

“Lender” means Piraeus Bank A.E. acting through its branch at 47-49 Akti Miaouli, 185 36 Piraeus, Greece;

“Letters of Undertaking” means, together, each of the two (2) letters of undertaking in the form set out in schedule 9 of the Second Supplemental Agreement, one executed or (as the context may require) to be executed by each Sponsor in favour of the Lender;

“LIBOR” means, in relation to any amount and for any period, the offered rate (if any) for deposits of Dollars for such amount and for such period which is:
(a)	(subject to paragraphs (b) and (c) below) the rate for such period, appearing on Reuters page LIBOR01 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page LIBOR 01 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms)) at or about 11:00 a.m. (London time) on the Quotation Date for such period (or, if the Lender shall have made a determination pursuant to clause 3.6, such later time (not being later than 1:00 p.m. (London time) on the first day of such period) as the Lender may determine); or

(b)	(subject to paragraph (c) below) if the Lender has advised the Borrowers that the rate referred to in paragraph (a) above is not displayed on the Reuters screen on the relevant day or that the Reuters screen is not operating on the relevant day or that no such offered rate appears on the Reuters screen at the relevant time or that such rate does not accurately reflect the cost to the Lender of obtaining such deposits on that day for the purpose of funding the Loan or any part of it, then LIBOR shall be:
(i)	the rate determined by the Lender to be the arithmetic mean of the rates offered in the London Interbank Market for deposits in Dollars for such period, as the same are published by the British Bankers’ Association at or about 11.00 a.m. on the Quotation Date for such period on the corresponding electronic pages of KLIEMM (Carl Kliem GmgH), USDDEPO=ICAP (Icap Plc) and USDDEPO=TTKL (Tullett Prebon Plc) on the Reuters screen. If on any day only two such pages or only one such page publish such rate, then the rate applicable shall be the rate determined by the Lender to be the arithmetic mean of such two published rates or, in the event that only one such rate is published, such rate; or

(ii)	in the event that the rate referred to in paragraph (a) above is displayed on the Reuters screen and is higher than the rate referred to in paragraph (i) above, such higher rate; or
(c)	if the Lender has advised the Borrowers that none of the rates referred to in paragraph (b) above are displayed on the Reuters screen on the relevant day and time or that the rate referred to in paragraph (b) above does not accurately reflect the cost to the Lender of obtaining such deposits for the purpose of funding the Loan or any part of it, then LIBOR shall be the rate (rounded upwards to four decimal places) determined by the Lender to be the rate at which deposits of Dollars for such period are being offered by banks in the London Interbank Market to the Lender at or about 11:00 a.m. (London time) on the Quotation Date for such period (or, if the Lender shall have made a determination pursuant to clause 3.6, such later time (not being later than 1:00 p.m. (London time) on the first day of such period) as the Lender may determine).
If any of the agreed pages above is replaced or the service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrowers. Any determinations made by the Lender under and for the purposes of this definition of “LIBOR” shall be made in its absolute discretion and in the absence of manifest error shall be binding and conclusive on the Borrowers;

“Loan” means the amount which shall not exceed seventy six million Dollars (USD76,000,000) and shall be equal to the aggregate of (a) the lesser of (i) thirty eight million Dollars (USD38,000,000), (ii) 80% of the gross purchase price of “HIONA” payable under the Hiona MOA and (b) the lesser of (i) thirty eight million Dollars (USD38,000,000) and (ii) 80% of the gross purchase price of “HIOTISSA” payable under the Hiotissa MOA or, as the context may require, the aggregate principal amount owing to the Lender under this Agreement at any relevant time;

“Management Agreement” means:
(a)	in relation to each Borrower’s Ship, the agreement dated 4 April 2008 (in the case of “HIONA”) or the agreement dated 21 April 2008 (in the case of “HIOTISSA”), executed by the relevant Manager and the relevant Borrower, providing (inter alia) for the relevant Manager to manage such Borrower’s Ship; and

(b)	in relation to “GRAND OCEAN”, the agreement dated [•], executed by the relevant Manager and the Collateral Guarantor, providing (inter alia) for the relevant Manager to manage “GRAND OCEAN”, and “Management Agreements” means both of them;

“Manager” means:
(a)	in respect of each Borrower’s Ship, Newlead Shipping S.A. of [•]; and

(b)	in respect of the Collateral Ship, Newlead Bulkers S.A. of [•], or, in each case, such other person appointed by an Owner, with the prior written consent of the Lender, as the manager of such Owner’s Ship and “Managers” means both of them;

“Manager’s Undertaking” means:
(a)	in relation to each Borrower’s Ship, the manager’s undertaking and assignment dated 4 April 2008 (in the case of “HIONA”) or 21 April 2008 (in the case of “HIOTISSA”), each executed by the relevant Manager in favour of the Lender; and

(b)	in relation to “GRAND OCEAN”, the manager’s undertaking and assignment executed or (as the context may require) to be executed by the relevant Manager in favour of the Lender, in the form set out in schedule 6 of the Second Supplemental Agreement, and “Managers Undertakings” means both of them;

“Marketable Securities” means stocks, shares and securities quoted on a recognised stock exchange;

“Margin” means:
(a)	from the Execution Date until [•] 2009, one point three five per cent (1.35%) per annum;

(b)	from [•] 2009 until [insert 1 day before date of Second Supplemental Agreement] 2010, two point two five per cent (2.25%) per annum; and

(c)	from [insert date of Second Supplemental Agreement] 2010 and at all times thereafter, three point five zero per cent (3.50%) per annum;

“Market Value” means, in relation to each Ship at any relevant time, the value thereof most recently determined in accordance with Clause 8.2.2;

“Master Agreement” means the master agreement (on the 1992 ISDA (Multicurrency -Crossborder) form and including the Schedule thereto) dated [19 March 2008] made between the Borrowers and the Lender;

“Master Agreement Assignment” means the assignment of the Master Agreement in favour of the Lender dated [19 March 2008] executed by the Borrowers;

“MII Policy” means a mortgagee’s interest and pollution risks insurance policy (including additional perils pollution cover) in respect of the Ships to be effected by the Lender from time to time after the date of this Agreement and renewed or replaced from time to time and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Lender in its sole discretion, insuring a sum of at least 110% of the Loan;

“Ministerial Decision” means, in relation to each of the Borrowers’ Ships, the joint Decision of the Ministers of National Economy, Finance and Mercantile Marine of the Hellenic Republic relating to such Borrower’s Ship;

“MOAs” means, together, the Hiona MOA and the Hiotissa MOA;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage Addenda” means, together, the First Mortgage Addenda and the Second Mortgage Addenda;

“Mortgages” means, together, the Borrowers’ Mortgages and the Collateral Mortgage and “Mortgage” means any of them;

“Mortgaged Ship” means, at any relevant time, a Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation (each such term as defined in the relevant Ship Security Documents) of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Ship shall, for the purposes of this Agreement, be regarded as a Mortgaged Ship as from the date that the Mortgage over that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (a) the payment in full of the amount required to be paid to the Lender pursuant to clause 4.3 following the sale or Total Loss of such Ship and (b) the end of the Facility Period;

“Net Worth” means, by reference to the Latest Accounts in respect of the Corporate Guarantor’s Group, the Total Assets (adjusted for market value) less Total Liabilities of the Corporate Guarantor’s Group;

“Operating Accounts” means, together, the Collateral Operating Account and the Borrowers’ Operating Accounts;

“Operating Account Charges” means, together, the Collateral Operating Account Charge and the Borrowers’ Operating Account Charges;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Other Loan” means the total principal amount outstanding at any relevant time under the Other Loan Agreement:

“Other Loan Agreement” means the loan agreement dated [•] 2010 in respect of a $21,000,000 loan facility made between the Collateral Guarantor and the Lender;

“Owners” means, together, Challenger, Crusader and the Collateral Guarantor and:
(a)	in relation to “HIONA”, it means Challenger;

(b)	in relation to “HIOTISSA”, it means Crusader; or

(c)	in relation to “GRAND OCEAN”, it means the Collateral Guarantor, and “Owner” means any of them;

“Permitted Encumbrance” means any Encumbrance in favour of the Lender created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means any lien on a Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Lender) exceeding the Casualty Amount for such Ship (as defined in the Ship Security Documents for such Ship);

“Personal Guarantees” means, together, each of the personal guarantees executed or (as the context may require) to be executed by the Sponsors in favour of the Lender under the Letters of Undertaking, in such form as the Lender may require in its sole discretion, or (as the context may require) any substitute personal guarantee accepted by the Lender pursuant to clause 10.1.32 and “Personal Guarantee” means either of them;

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Quotation Date” means, in relation to any period in respect of which LIBOR falls to be determined under this Agreement, the day falling two (2) Banking Days before the first day of such period;

“Registry” means:
(a)	in relation to a Borrower’s Ship, the office of such registrar, commissioner or representative of Greece in Chios who is duly authorised and empowered to register such Ship, the relevant Borrower’s title to such Ship and the relevant Borrower’s Mortgage under the laws and flag of Greece; or

(b)	in relation to “GRAND OCEAN”, the offices of the Deputy Commissioner for Maritime Affairs of the Republic of the Republic of Liberia in Piraeus, Greece, duly authorised and empowered to register such Ship, the Collateral Guarantor’s title to such Ship and the Collateral Mortgage under the laws and flag of the Republic of Liberia;
“Related Company” means any company which is controlled or managed by the Corporate Guarantor from time to time and which appears in any accounts delivered under clause 8.1.6 as being managed by the Corporate Guarantor, provided that no company shall cease to be a Related Company without the consent of the Lender;

“Relevant Advance” means, in relation to “HIONA”, Advance A and in relation to “HIOTISSA”, Advance B;

“Relevant Company” means any Security Party and any Security Parry’s Related Companies and shall include each Group Member at any relevant time;

“Relevant Percentage” means:
(a)	in respect of the sale or Total Loss of a Mortgaged Ship (other than “GRAND OCEAN”), the Market Value of such Mortgaged Ship immediately prior to such sale or Total Loss, divided by the aggregate of the Market Values of the Mortgaged Ships (other than “GRAND OCEAN”) immediately prior to such sale or Total Loss; or

(b)	in respect of the sale or Total Loss of “GRAND OCEAN” while it is a Mortgaged Ship, the Market Value of such Mortgaged Ship [minus the Other Loan] immediately prior to such sale or Total Loss, divided by the Market Value of all Mortgaged Ships [minus the Other Loan] immediately prior to such sale or Total Loss;
“Relevant Ship” means each of the Ships and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Company;

“Repayment Dates” means, subject to clause 6.3, the date failing three (3) months after the Drawdown Date in respect of the second Advance to be made available hereunder, and each of the dates falling at three (3) monthly intervals after such date up to and including the date falling on the earlier of (a) ninety six (96) months after the Drawdown Date in respect of the second Advance to be made available hereunder and (b) 30 April 2016;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrowers lawfully to draw the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Lender) which is, at any relevant time one hundred and thirty per cent (130%) of the aggregate of the Loan and the Swap Exposure;

“Requisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation howsoever for any reason of a Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Retention Account” means an interest bearing USD account opened or (as the context may require) to be opened in the joint names of the Borrowers with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be the Retention Account for the purposes of this Agreement;

“Retention Account Charge” means the first priority account pledge dated 19 March 2008 executed between the Borrowers and the Lender in respect of the Retention Account;

“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:
(a)	one-third (1/3rd) of the repayment instalment in respect of the Loan falling due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the next Repayment Date after the relevant Retention Date; and

(b)	the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the Loan during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;
“Retention Dates” means the date falling thirty (30) days after the Drawdown Date in respect of the second Advance to be made available hereunder, and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date;

“Second Mortgage Addendum” means, in relation to each Borrower’s Ship, each addendum to the relevant Borrower’s Mortgage executed or (as the context may require) to be executed by the relevant Borrower in favour of the Lender under the Second Supplemental Agreement, in such form as the Lender may require in its sole discretion and “Second Mortgage Addenda” means both of them;

“Second Supplemental Agreement” means the agreement dated [•] 2010 supplemental to this Agreement made between (inter alios) the Borrowers and the Lender;

“Security Documents” means this Agreement, the First Supplemental Agreement, the Second Supplemental

Agreement, the Mortgages, the Mortgage Addenda, the General Assignments, any Charter Assignments, the Operating Account Charges, the Retention Account Charge, the Manager’s Undertakings, the Corporate Guarantee, the Collateral Guarantee, the Master Agreement, the Master Agreement Assignment, the Letters of Undertaking and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers pursuant to this Agreement and/or the Master Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrowers, the Collateral Guarantor, the Managers, the Corporate Guarantor, the Sponsors or any other person who may at any time be a party to any of the Security Documents (other than the Lender);

“Security Value” means the amount in USD (as certified by the Lender) which is, at any relevant time, the aggregate of:
(a)	the aggregate Market Values of the Mortgaged Ships (other than “GRAND OCEAN”); and

(b)	if “GRAND OCEAN” is at that time a Mortgaged Ship, the sum in USD which is equal to the Market Value of “GRAND OCEAN” minus the Other Loan, but assuming such sum is a positive figure; and

(c)	the market value of any additional security for the time being actually provided to the Lender pursuant to clause 8.2;
“Seller” means:
(a)	in respect of “HIOTISSA”, Salta Limited of Jersey; and

(b)	in respect of “HIONA”, Maiden Over Limited of Jersey;
“Ship” means:
(a)	in respect of Challenger, “HIONA”;

(b)	in respect of Crusader, “HIOTISSA”; or

(c)	in respect of the Collateral Guarantor, “GRAND OCEAN”,
and “Ships” means any or all of them;

“Ship Security Documents” means, together, the Borrowers’ Ship Security Documents and the Collateral Guarantor’s Ship Security Documents;

“Sponsors” means, together, Mr [Nikolaos Fistes] and Mr [Michail Zolotas], or (as the context may require) any substitute individual or individuals who issue a personal guarantee accepted by the Lender pursuant to clause 10.1.32 and “Sponsor” means either of them;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Swap Exposure” means, as at any relevant date the amount certified by the Lender to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Lender under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrowers and Lender;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Total Assets” and “Total Liabilities” mean, respectively, the total assets and total liabilities of the Corporate Guarantor’s Group as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated by reference to the meanings assigned to them in accordance with International Financial Reporting Standards provided that the value of any ship shall be the value thereof calculated in accordance with Clause 8.2.2 and not as set out in the Latest Accounts;

“Total Loss” means, in relation to a Ship:
(a)	actual, constructive, compromised or arranged total loss of such Ship; or

(b)	Requisition; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than Requisition) unless such Ship be released and restored to the relevant Owner within thirty (30) days after such incident;
“Transaction” means a Transaction as defined in the Master Agreement;

“Underlying Documents” means the MOAs, any charterparty entered into by an Owner under Clause 8.1.17 and the Management Agreements;

“Unencumbered Liquid Assets” means cash or cash equivalents (including Marketable Securities) which are not subject, at any relevant time, to any Encumbrance; and

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the opinion of the Lender become the subject of a notification by the Lender to the Borrowers under clause 12.1.

1,3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.3.3	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority and, for the avoidance of doubt, shall include any Basel 2 Regulation;

1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns;

1.3.6	words importing the plural shall include the singular and vice versa;

1.3.7	references to a time of day are, unless otherwise stated, to London time;

1.3.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.9	references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.10	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11	a certificate by the Lender as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrowers except for manifest error;

1.3.12	if any document term or other matter or thing is required to be approved, agreed or consented to by the Lender such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.3.13	“control” means, in relation to a body corporate:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise, directly or indirectly) to:
(i)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(iii)	give directions with respect to the operating and financial policies of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; or
(b)	the holding beneficially of more than 50 per cent of the issued share capital of such body corporate (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);
1.3.14	two or more persons are “acting in concert” if, pursuant to an agreement or understanding (whether formal or informal), they actively co-operate, through the acquisition (directly or indirectly) of shares in the HoldCo Guarantor by any of them, either directly or indirectly to obtain or consolidate control of the HoldCo Guarantor;

1.3.15	time shall be of the essence in respect of all obligations whatsoever of the Borrowers under this Agreement, howsoever and whensoever arising; and

1.3.16	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.4	Accounting terms and references to currencies

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with International Financial Reporting Standards. Currencies are referred to in this Agreement by the three letter currency codes (ISO 4217) allocated to them by the International Organisation for Standardisation.

1.5	Contracts (Rights of Third Parties Act) 1999

Except for clause 18.6.4, no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	THE LOAN AND USE OF PROCEEDS

2.1	Agreement to lend

The Lender, relying upon each of the representations and warranties in clause 7, agrees to lend to the Borrowers, jointly and severally, in two advances upon and subject to the terms of this Agreement, the principal sum not exceeding seventy six million Dollars (USD76,000,000) being the aggregate of (a) the lesser of (i) thirty eight million Dollars (USD38,000,000) and (ii) 80% of the gross purchase price of “HIONA” payable under the Hiona MOA and (b) the lesser of (i) thirty eight million Dollars (USD38,000,000) and (ii) 80% of the gross purchase price of “HIOTISSA” payable under the Hiotissa MOA.

2.2	Drawdown

Subject to the terms and conditions of this Agreement, each Advance shall be advanced to the Borrowers in full in one amount on the relevant Drawdown Date following receipt by the Lender from the Borrowers of a Drawdown Notice not later than 10:00 a.m. on the third Banking Day before the date, which shall be a Banking Day falling within the Drawdown Period, on which the Borrowers propose the Loan is made available. Each Drawdown Notice shall be effective on actual receipt by the Lender and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3	Availability

The Borrowers acknowledge that payment of the advances to the relevant Seller shall satisfy the obligation of the Lender to lend that Advance to the Borrowers under this Agreement.

2,4	Cancellation

Any part of the Commitment which remains undrawn and uncancelled at the end of the Drawdown Period shall thereupon be automatically cancelled.

2.5	Use of proceeds

Without prejudice to the Borrowers’ obligations under clause 8.1.4, the Lender shall not have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrowers.

3	INTEREST AND INTEREST PERIODS

3.1	Normal interest rate

The Borrowers agree to pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Lender to be the aggregate of (a) the Margin and (b) LIBOR for such period,

3.2	Selection of Interest Periods

Subject to clause 3.3, the Borrowers may by notice received by the Lender not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3) months, six (6) months, nine (9) months or such other period as the Borrowers may select and the Lender may agree.

3.3	Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrowers pursuant to clause 3.2 but so that:
3.3.1	the first Interest Period for each Advance shall start on the date that Advance is advanced and each subsequent Interest Period for that Advance shall start on the last day of the previous Interest Period for that Advance provided that after drawdown of the second Advance hereunder Borrower shall select the Interest Period in relation to the first Advance to be made available so that such Interest Period terminates simultaneously with the then current Interest Period for such second Advance;

3.3.2	if any Interest Period would otherwise overrun a Repayment Date, then the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment due on such Repayment Date and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3;

3.3.3	if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents (other than the Master Agreement), the Borrowers must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender pursuant to this clause 3.4. The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Lender each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Lender and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Lender under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable.

3.5	Notification of Interest Periods and interest rate

The Lender agrees to notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	Whenever, at any time prior to the commencement of any Interest Period:
(a)	the Lender shall have determined that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)	by reason of circumstances affecting the London Interbank Market generally, it is impracticable for the Lenders to draw down, fund or continue to fund the Commitment, the Loan or any part thereof; or

(c)	deposits in USD are not available to the Lender in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan for such Interest Period, or that LIBOR does not accurately reflect the cost to the Lender of obtaining such deposits, the Lender must promptly give notice (a “Determination Notice”) thereof to the Borrowers.

A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice no undrawn amount shall be made available to the Borrowers hereunder until notice to the contrary is given to the Borrowers by the Lender.

3.6.2	Within ten (10) days of any Determination Notice being given by the Lender under clause 3.6.1, the Lender must certify an alternative basis (the “Alternative Basis”) for maintaining the Loan. The Alternative Basis may at the Lender’s sole discretion include (without limitation) alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Lender equivalent to the Margin. The Lender shall certify the same to the Borrowers. The Alternative Basis so certified shall be binding upon the Borrowers, and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Lender notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing previsions of this Agreement shall again apply.

4	REPAYMENT AND PREPAYMENT

4.1	Repayment

Subject as otherwise provided in this Agreement, the Borrowers must repay the Loan by thirty two (32) instalments, one such instalment to be repaid on each of the Repayment Dates together with a balloon instalment (the “Balloon Instalment”) payable on the final such Repayment Date. The amount of the first 8 instalments shall be USD1,500,000 each, the amount of the subsequent 4 instalments shall be USD1,250,000 each, the amount of the subsequent 20 instalments shall be USD1,125,000 each and the amount of the Balloon Instalment shall be USD36,500,000.

If less than USD76,000,000 is drawn down in respect of the Loan, the amount of the Balloon Instalment shall be reduced by the undrawn amount and thereafter each of said repayment instalments must be reduced proportionately.

4.2	Voluntary prepayment

Subject always to their obligations under clause 4.5, the Borrowers may prepay the Loan in whole or part (such part being in an amount of five hundred thousand Dollars (USD 500,000) or any larger sum which is an integral multiple thereof) on any Interest Payment Date relating to the part of the Loan to be repaid without premium or penalty.
4.3	Mandatory Prepayment on Total Loss

On the date falling one hundred and eighty (180) days after that on which a Mortgaged Ship became a Total Loss or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation (as defined in the Mortgage for such Ship) is, received by the relevant Owner (or the Lender pursuant to the Security Documents), the Borrowers must prepay the Loan by an amount equal to the amount of the Loan on the date on which such payment is required to be made multiplied by the Relevant Percentage for such Mortgaged Ship.

4.3.1	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:
(a)	in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)	in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the then insurers of such Ship (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)	in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of such Ship;

(d)	in the case of compulsory acquisition of a Ship, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest detention or confiscation of a Ship (other than within the definition of compulsory acquisition) which deprives the relevant Owner of the use of such Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant incident occurred.
4.4	Mandatory prepayment on sale of Mortgaged Ship

On the date of completion of the sale of any Mortgaged Ship the Borrowers must prepay the Loan by an amount equal to the amount of the Loan on the date on which such payment is required to be made multiplied by the Relevant Percentage.

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.5.1	accrued interest on the amount to be prepaid to the date of such prepayment;

4.5.2	any additional amount payable under clauses 6.6 or 12.2; and

4.5.3	all other sums payable by the Borrowers to the Lender under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1 and any Break Costs.

4.6	Notice of prepayment; reduction of repayment instalments

4.6.1	No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Lender at least thirty (30) days’ prior written notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified.

4.6.2	Any amounts prepaid pursuant to clauses 4.2, 4.3 and 4.4 shall be applied against the Loan in reducing the Balloon Instalment and the repayment instalments pro rata.

4.6.3	The Borrowers may not prepay any part of the Loan except as expressly provided in this Agreement.

4.6.4	No amount prepaid may be reborrowed.

4.7	Master Swap Agreement, Repayments and Prepayments

4.7.1	Notwithstanding any provision of the Master Agreement to the contrary, in the case of a prepayment of all or part of the Loan, the Lender shall be entitled but not obliged to take any action it deems appropriate in relation to all or any part of the rights, benefits and obligations created by any Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner it may reasonably determine in order to match such Transaction to the amended repayment schedule for the Loan or an Advance.

4.7.2	If less than the full amount of the Loan remains outstanding following a prepayment and the Lender agrees, following a written request of the Borrowers, that the Borrowers may maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan or an Advance, the Borrowers shall within fifteen (15) days of being notified by the Lender of such requirement, provide the Lender with such additional security as shall be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Lender may approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

4.7.3	The Borrowers shall on the first written demand of the Lender indemnify the Lender in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the

Lender as a consequence of or in relation to the effecting of any matter or transactions referred to in this clause 4.7.

5	FEES, COMMITMENT COMMISSION AND EXPENSES

5.1	Fees

The Borrowers agree to pay to the Lender an arrangement fee of USD342,000 payable on first Drawdown Date or, if there is no drawdown, at the end of the Drawdown Period.

The fee referred to in this clause 5.1 is non-refundable.

5.2	Expenses

The Borrowers agree to reimburse the Lender on a full indemnity basis on demand all expenses and/or disbursements whatsoever (including without limitation legal, printing and out of pocket expenses) certified by the Lender as having been incurred by it from time to time:

5.2.1	in connection howsoever with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents and the syndication of the Loan; and

5.2.2	in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under, any of the Security Documents, or in consideration of the Lender’s rights thereunder or any action proposed or taken following the occurrence of a Default or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses and/or disbursements were incurred to the date of payment (as well after as before judgment).

5.3	Value added tax

All fees and expenses payable pursuant to this clause 5 must be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement must, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrowers must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Lender) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and agree to indemnify the Lender against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrowers under any of the Security Documents must be made in full, without any set off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in USD on the due date to such account at such bank and in such place as the Lender may from time to time specify for this purpose.

6.2	Payment by the Lender

All sums to be advanced by the Lender to the Borrowers under this Agreement shall be remitted in USD on the relevant Drawdown Date by the Lender on such to the account specified in the relevant Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) days year.

6.5	Currency of account

If any sum due from either Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against such Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, such Borrower undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to covert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from a Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes — by the Borrowers

If at any time the Borrowers or either of them must make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of the Lender, the sum due from the Borrowers or either of them in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers must indemnify the Lender against any losses or costs incurred by it by reason of any failure of the Borrowers or either of them to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers must promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

This Clause 6.6 does not apply to any sums due from the Borrowers to the Lender under or in connection with the Master Agreement in respect of which sums the provisions of the Master Agreement shall apply.

6.7	Loan account

The Lender agrees to maintain a control account showing the Loan and other sums owing by the Borrowers under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

6.8	Lender may assume receipt

Where any sum is to be paid under the Security Documents to the Lender, the Lender may assume that the payment will be made when due and the Lender may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Lender, then the person to whom such sum was so made available must on request refund such sum to the Lender together with interest thereon sufficient to compensate the Lender for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable must indemnify the Lender for any and all loss or expense which the Lender may sustain or incur as a consequence of such sum not having been paid on its due date.
6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrowers under any of the Security Documents, the amount received by the Lender from the Borrowers falls short of the total amount of the payment due to be made by the Borrowers on such date then, without prejudice to any rights or remedies available to the Lender under any of the Security Documents, the Lender must apply the amount actually received from the Borrowers in or towards discharge of the obligations of the Borrowers under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrowers:

6.9.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Lender under any of the Security Documents;

6.9.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Security Documents which remain unpaid;

6.9.3	thirdly, in or towards payment to the Lender of any accrued interest owing in respect of the Loan or equivalent amount payable under the Master Agreement which shall have become due under any of the Security Documents but remains unpaid;

6.9.4	fourthly, in or towards payment to the Lender of any principal in respect of the Loan which shall have become due but remains unpaid;

6.9.5	fifthly, in or towards payment to the Lender for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement; and

6.9.6	sixthly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in clauses 6.9.2 to 6.95 may be varied by the Lender without any reference to, or consent or approval from, the Borrowers.

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to the Lender that:

7.1.1	Due incorporation

each of the Security Parties is duly incorporated and validly existing in good standing, under the laws of its respective country of incorporation, in each case, as a corporation or a company with limited liability, has no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated and has power to carry on its respective businesses as it is now being conducted and to own its respective property and other assets, to which it has unencumbered legal and beneficial title except as previously disclosed to the Lender in writing;

7.1.2	Corporate power

each of the Security Parries has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of either Borrower to borrow or any other Security Party to guarantee or howsoever provide or grant security will be exceeded as a result of borrowing the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of or oblige any of the Security Parties or their Related Companies or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties or their Related Companies;

7.1.5	No default

no default has occurred;

7.1.6	No litigation

no Proceedings are current, pending or, to the knowledge of the officers of either of the Borrowers, threatened against any of the Security Parties or their Related Companies or their assets which could have a material adverse effect on the business, assets or financial condition of any of the Security Parties or their Related Companies;

7.1.7	No filings required

except for the registration of the Mortgages and the Mortgage Addenda in the relevant register under the laws of Greece or the Republic of Liberia (as the case may be) through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations all Required Authorisations have been obtained or effected and are in full force and effect;

7.1.9	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the choice of the law of Greece to govern the Borrower’s Mortgages, the Operating Account Charges and the Retention Account

Charge, and the choice of the law of the Republic of Liberia to govern the Collateral Mortgage) and the submissions by the Security Parties to the jurisdiction of the English courts or, as the case may be, the courts of Piraeus and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the latest audited consolidated financial statements of the Corporate Guarantor’s Group in respect of the relevant financial year as delivered to the Lender have been or will have been prepared in accordance with International Financial Reporting Standards consistently applied and present or will present fairly and accurately the consolidated financial position of the Corporate Guarantor’s Group as at the date thereof and the consolidated results of the operations of the Corporate Guarantor’s Group for the financial year ended on such date and, as at such date, neither of the Corporate Guarantor nor its Related Companies had or will have had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Pari passu

the obligations of each Borrower under this Agreement and the Master Agreement are direct, general and unconditional obligations of such Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information

all information, whatsoever provided by any Security Party to the Lender in connection with the negotiation and preparation of the Security Documents is true and accurate in all material respects and not misleading, does not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.1.14	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.15	No Encumbrance

none of the Owners has previously charged, encumbered or assigned the benefit of any of its rights, title and interest in or to its Ship and such benefit and all such rights, title and interest are freely assignable and capable of being charged in the manner contemplated by the Security Documents;

7.1.16	The Ships

throughout the Facility Period each Ship will be:
(a)	in the absolute sole, legal and beneficial ownership of the relevant Owner;

(b)	registered through the offices of the relevant Registry as a ship under the laws and flag of Greece or the Republic of Liberia (as the case may be);

(c)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service; and

(d)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;
7.1.17	Ships’ employment

(save as otherwise disclosed by the Borrowers and accepted in writing by the Lender) none of the Ships is nor will be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents, would have required the consent of the Lender and there will not be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship Security Documents) may be shared or pooled howsoever with any other person;

7.1.18	Freedom from Encumbrances

no Ship, nor its Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship Security Documents) nor the Accounts nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.19	Environmental Matters

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Lender:
(a)	the Owners and the other Relevant Parties and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)	the Owners and the other Relevant Parties and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(c)	no Environmental Claim has been made or threatened or pending against any of the Owners, any other Relevant Company or, to the best of the Borrowers’ knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and

(d)	there has been no Environmental Incident;
7.1.20	ISM and ISPS Code

the Owners have complied with and continue to comply with and have procured that the relevant Manager of the Ships has complied with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to their respective business and in particular they or the Manager have obtained and maintain a valid DOC and SMC for the Ships and that they and the Manager have implemented and continue to implement an ISM SMS;

7.1.21	No material adverse change

there has been no material adverse change in the financial position of the Security Parties or any of them or the consolidated financial position of the Borrowers, the Collateral Guarantor, the Corporate Guarantor and their respective Related Companies, from that described by the Borrowers to the Lender or any of them in the negotiation of this Agreement;

7.1.22	Copies true and complete

the Certified Copies or originals of the Underlying Documents delivered or to be delivered to the Lender pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.23	Shareholdings
(a)	from the Execution Date until the Acquisition, each of the Borrowers and the Collateral Guarantor is a wholly-owned direct Subsidiary of GrandUnion, and all of the shares in each of GrandUnion and each Manager are legally and ultimately beneficially owned by such person or persons as were disclosed by the Borrowers to the Lender prior to the date of this Agreement; and

(b)	from the Acquisition and at all times thereafter:
(i)	the entire issued share capital and the entire issued voting share capital of the Borrowers, the Collateral Guarantor and each Manager are legally and beneficially owned by the HoldCo Guarantor;

(ii)	no less than 50.1% of the total issued voting share capital and of the total issued share capital of the HoldCo Guarantor is ultimately beneficially owned by the Sponsors; and

(iii)	the Sponsors control the HoldCo Guarantor.
7.2	Repetition of representations and warranties

On each day throughout the Facility Period the Borrowers shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8	UNDERTAKINGS

8.1	General

The Borrowers jointly and severally undertake with the Lender that, from the Execution Date until the end of the Facility Period, they will:

8.1.1	Notice of Default and Proceedings

promptly inform the Lender of (a) any Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and (b) as soon as the same is instituted or threatened, details of any Proceedings involving any Security Party which could have a material adverse effect on that Security Party and/or the operation of any Ship and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or threatened;

8.1.2	Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Lender with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Corporate Existence

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction;

8.1.4	Use of proceeds

use the Loan exclusively for the purposes specified in clauses 1.1 and 2.5;

8.1.5	Pari passu

ensure that their obligations under this Agreement and the Master Agreement shall, without prejudice to the provisions of clause 8.3, at all times rank at least pari passu with all their other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Financial statements

prepare consolidated financial statements of the Corporate Guarantor’s Group and financial statements of each Borrower and the Collateral Guarantor, each in accordance with International Financial Reporting Standards in respect of each financial year and cause the same to be reported on by their auditors and prepare or cause to be prepared unaudited consolidated financial statements of the Corporate Guarantor’s Group and financial statements of each Borrower and the Collateral Guarantor, each in respect of each financial half-year (ending on 30 June and 31 December in each year) on the same basis as the annual statements and deliver as many copies of the same as the Lender may reasonably require as soon as practicable but not later than one hundred and eighty (180) days (in the case of audited financial statements) or ninety (90) days (in the case of unaudited financial statements) after the end of the financial period to which they relate;

8.1.7	Financial Covenants

procure that:
(a)	the Net Worth shall at all times be equal to or more than USD60,000,000;

(b)	the Total Liabilities divided by the Total Assets (adjusted for market values of vessels calculated in accordance with clause 8.2.2) shall be less than 75%; and

(c)	(commencing with the financial year ended 31 December 2009) at no time shall the value of the Unencumbered Liquid Assets of the Corporate Guarantor’s Group be less than 5% of the Long Term Debt (as defined in the Latest Accounts and including the current portion thereof) of the Corporate Guarantor’s Group;
8.1.8	Delivery of reports

deliver to the Lender concurrently with the issue thereof as many Certified Copies as the Lender may reasonably require of every report, circular, notice or like document issued by any Relevant Company to its shareholders or creditors generally;

8.1.9	Reimbursement of MII Policy premiums

reimburse the Lender on the first Drawdown Date and annually thereafter on the Lender’s written demand the amount of the premium payable by the Lender for the MII Policy;

8.1.10	Provision of further information, know-your-customer

provide the Lender, and procure that the Corporate Guarantor, the Collateral Guarantor and the Manager shall provide the Lender, with such financial or other information concerning any Relevant Company and the vessels owned or operated by them, and their respective affairs, activities, financial standing, Indebtedness, operating expenses and charter arrangements and operations as the Lender may from time to time reasonably require and all other documentation and information as the Lender may from time to time reasonably require in order to comply with its, and all other relevant, know-your-customer regulations;

8.1.11	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be imposed or assumed by them under the Security Documents and Underlying Documents and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.12	Compliance with ISM Code

and will procure that any Operator will, comply with and ensure that the Ships and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the relevant Mortgage);

8.1.13	Withdrawal of DOC and SMC

immediately inform the Lender if there is any threatened or actual withdrawal of their or any Operator’s DOC or the SMC of any Ship;

8.1.14	Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Lender upon the issue to any of the Owners or any Operator of a DOC and to any of the Ships of an SMC or the receipt by any of the Owners or any Operator of notification that its application for the same has been refused;

8.1.15	ISPS Code Compliance

and will procure that the Manager or any Operator will:
(a)	maintain at all times a valid and current ISSC in respect of each Ship;

(b)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Ship; and

(c)	procure that each Ship will comply at all times with the ISPS Code;
8.1.16	ISO 9002 standards

and will procure that the Manager and any Operator will, manage and in all other respects operate each of the Ships in accordance with ISO 9002 standards (as and when the same shall apply to the Ships); and

8.1.17	Charters etc.

(a)	procure that within 6 months of the acquisition by an Owner of its Ship, such Ship will be on charter for a period of at least 12 months with a charterer and on terms acceptable to the Lender and at a daily gross charterhire of at least USD19,000; and

(b)	Provided it has first obtained the consent of the Lender in accordance with the relevant Ship Security Documents and/or clause 8.3.14, (i) deliver to the Lender a Certified Copy of each charter or other contract of employment of each Ship with a tenor exceeding nine (9) months, forthwith after its execution, (ii) forthwith on the Lender’s request execute (1) a Charter Assignment of any such charter or other contract of employment in favour of the Lender and (2) any notice of assignment required in connection therewith, and promptly procure the acknowledgement of any such notice of assignment by the relevant charterer in a form appended to the relevant Charter Assignment, and (3) pay all legal and other costs incurred by the Lender in connection with any such specific assignments, forthwith following the Lender’s demand;
8.1.18	Inspection

ensure that the Lender, by surveyors or other persons appointed by it for such purpose, may board each Ship at all reasonable times for the purpose of inspecting her and to afford all proper facilities for such inspections and for this purpose to give the Lender reasonable advance notice of any intended drydocking of each Ship (whether for the purpose of classification, survey or otherwise) and to pay the costs in respect of one inspection in each calendar year; and

8.1.19	Sponsors’ guarantees

procure that if the Acquisition does not take place by the Backstop Acquisition Date, each of the Sponsors will execute a Personal Guarantee forthwith upon the Lender’s demand; and

8.1.20	Third party debt

ensure that at all times after 31 December 2010, the aggregate amount of Indebtedness owing by each Borrower to any person (including, without limitation, to crew, trade creditors, management companies, ports and yards but excluding amounts owing under the Security Documents) shall not exceed (a) $400,000 per Borrower at the end of every calendar quarter or (b) $800,000 per Borrower at any other time.

8.2	Security value maintenance

8.2.1	Security shortfall

If, at any time after the Security Value is less than the Required Security Amount, the Lender gives notice to the Borrowers requiring that such deficiency be remedied, then the Borrowers must either:
(a)	prepay within a period of thirty (30) days of the date of receipt by the Borrowers of the Lender’s said notice, such sum in USD as will result in the Required Security Amount after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)	within thirty (30) days of the date of receipt by the Borrowers of the Lender’s said notice constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.
The provisions of clauses 4.5 and 4.6 shall apply to prepayments under clause 8.2.1(a).

8.2.2	Valuation of Mortgaged Ships

Each Mortgaged Ship shall, for the purposes of this Agreement, be valued in USD as and when the Lender shall require by taking the average of valuations prepared by two independent firms of shipbrokers appointed by the Lender in its sole discretion (such valuations to be made without, unless required by the Lender, physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit of any charterparty or other engagement concerning the relevant Mortgaged Ship and to be dated no more than 30 days prior to the date the Market Value is ascertained). The average of such valuations shall constitute the value of such Mortgaged Ship for the purposes of this clause 8.2.

The value of each Mortgaged Ship determined in accordance with the provisions of this clause 8.2.2 shall be binding upon the parties hereto until such time as any further such valuation shall be obtained.

8.2.3	Information

The Borrowers jointly and severally undertake with the Lender to supply to the Lender and to any such shipbrokers such information concerning the relevant Mortgaged Ship and its condition as such shipbroker may require for the purpose of making any such valuation.

8.2.4	Costs

All costs in connection with the Lender obtaining one valuation of each of the Mortgaged Ships referred to in clause 8.2.2 in any calendar year, any valuation referred to in schedule 2, Part 2, paragraph (m) and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1 (b), must be paid by the Borrowers.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Lender shall be entitled to receive (at the Borrowers’ expense) such evidence and documents of the kind referred to in schedule 3 as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.

8.3	Negative undertakings

The Borrowers jointly and severally undertake with the Lender that, from the Execution Date until the end of the Facility Period, they will not, without the prior written consent of the Lender:

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Relevant Company or any other person;

8.3.2	No merger or transfer

merge or consolidate with any other person or enter into any amalgamation, demerger or corporate reconstruction or redomiciliation, or permit any change to the legal or beneficial ownership of their, or the Collateral Guarantor’s, shares from that existing at the date of the Second Supplemental Agreement other than as a result of the Acquisition;

8.3.3	Disposals

sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4	Other business or manager

undertake any business other than the ownership and operation of the Ships or employ anyone other than the Manager as commercial and technical manager of the Ships;

8.3.5	Acquisitions

acquire any further assets other than the Borrowers’ Ships and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of owning, operating and chartering the Borrowers’ Ships;

8.3.6	Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the Borrowers’ Ships;

8.3.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.8	Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.9	Guarantees

issue any guarantees or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Borrower’s Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees required for the salvage of a Borrowers’ Ship;

8.3.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

permit any Indebtedness of either Borrower to any person (other than the Lender pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Borrower’s Ship is entered, guarantees required to procure the release of such Borrower’s Ship from any arrest detention, attachment or levy or guarantees or undertakings required for the salvage of a Borrower’s Ship);

8.3.12	Share capital and distribution

purchase or otherwise acquire for value any shares of their capital or declare or pay any dividends or distribute any of their present or future assets, undertakings, rights or revenues to any of their shareholders;

8.3.13	Subsidiaries

form or acquire any Subsidiaries;

8.3.14	Employment

let or agree to let a Ship:
(a)	on demise charter for any period; or

(b)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed nine (9) months’ duration; or

(c)	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(d)	below the market rate prevailing at the time when the relevant Ship is fixed;
8.3.15	Flag, Class etc.

permit, without the prior written consent of the Lender:
(a)	any change of flag of any Ship;

(b)	any change of Classification Society in respect of any Ship;

(c)	any change in the ownership (including ultimate beneficial ownership) or control of any Owner from that existing as at the date of the Second Supplemental Agreement (other than as a result of the Acquisition); or
8.4	HoldCo Guarantee

If the Acquisition takes place on or before the Backstop Acquisition Date, then the Borrowers shall procure that, forthwith after the Acquisition and in any event not after the end of the Backstop Acquisition Date, the HoldCo Guarantor shall, at the cost and expense of the Borrowers, execute the HoldCo Guarantee in favour of the Lender and deliver it to the Lender together with such documents and evidence in respect of the HoldCo Guarantor and the HoldCo Guarantee of the type set out in schedule 1 of the Second Supplemental Agreement, as may be requested by the Lender.

9	CONDITIONS

9.1	Documents and evidence

9.1.1	Commitments

The obligation of the Lender to make either Advance available is conditional upon the Lender or its duly authorised representative having received, not later than two (2) Banking Days before the proposed first Drawdown Date, the documents and evidence specified in Part 1 of schedule 2, in form and substance satisfactory to the Lender.

9.1.2	The obligation of the Lender to make available Advance A or, as the case may be, Advance B is conditional upon the Lender or its duly authorised representative having received, not later than the relevant Drawdown Date the documents and evidence specified in Part 2 of schedule 2, in form and substance satisfactory to the Lender.

9.2	General conditions precedent

The obligation of the Lender to make the Loan available is subject to the additional conditions that, at the time both of the giving of each Drawdown Notice, and at the time of the advance of the relevant Advance:

9.2.1	the representations and warranties contained in (a) clause 7 of this Agreement and (b) clause 4 of the Corporate Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default has occurred and be continuing and there being no Default which would or might result from the advance of the Loan.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Lender may request and the Borrowers shall not later than two (2) Banking Days prior to such date, deliver to the Lender on such request further relevant certificates and/or favourable opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	EVENTS OF DEFAULT

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within one (1) Banking Day of demand); or

10.1.2	Breach of Insurance and certain other obligations: any of the Owners or, as the context may require, a Manager or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the relevant Ship Security Documents) for any of the Mortgaged Ships or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of any of the Owners or any other person, or either of the Borrowers commits any breach of or omits to observe any of the obligations or undertakings expressed to be imposed on them under clause 8, or the Collateral Owner commits any breach of or omits to observe any of the obligations or undertakings expressed to be imposed on it under clause 5 of the Collateral Guarantee, or the Corporate Guarantor commits any breach of or omits to observe any of the obligations or undertakings expressed to be imposed on it under clause 5 of the Corporate Guarantee; or

10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within five (5) days of the Lender notifying the relevant Security Party of such default and of such required action; or

10.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5	Cross-default: any Indebtedness of any Relevant Company is not paid when due or any Indebtedness of any Relevant Company becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the Relevant Company of a voluntary right of prepayment), or any creditor of any Relevant Company becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Relevant Company relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless such Relevant Company shall have satisfied the Lender that such withdrawal, suspension or cancellation will not affect or prejudice in any way such Relevant Company’s ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Relevant Company in respect of Indebtedness is not honoured when due and called upon; or

10.1.6	Execution: any judgment or order made against any Relevant Company is not stayed or complied with within five (5) Banking Days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Relevant Company and is not discharged within five (5) Banking Days; or

10.1.7	Insolvency: any Relevant Company is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or has negative net worth (taking into account contingent liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.8	Reduction or loss of capital: a meeting is convened by any Relevant Company for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.9	Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind up any Relevant Company or an order is made or resolution passed for the dissolution or winding up of any Relevant

Company or a notice is issued convening a meeting for such purpose; or

10.1.10	Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Relevant Company or the Lender believes that any such petition or other step is imminent or an administration order is made in relation to any Relevant Company; or

10.1.11	Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Relevant Company or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Relevant Company; or

10.1.12	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Relevant Company or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.13	Analogous proceedings: there occurs, in relation to any Relevant Company, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Relevant Company otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14	Cessation of business: any Relevant Company suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Relevant Company are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.16	Invalidity: any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Relevant Company which is a party thereto, or if any such Relevant Company shall deny that it has any, or any further, liability thereunder; or

10.1.17	Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Lender to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20	Material adverse change: there occurs, in the opinion of the Lender, a material adverse change in the financial condition of any Security Party by reference to the financial position of such Security Party as described by any Security Party to the Lender in the negotiation of this Agreement; or

10.1.21	Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Owner and the relevant Owner shall fails to procure the release of such Ship within a period of seven (7) days thereafter; or

10.1.22	Registration: the registration of any Ship under the laws and flag of Greece or the Republic of Liberia (as the case may be) is cancelled or terminated without the prior written consent of the Lender or the registration of such Ship is not renewed at least forty-five (45) days prior to the expiry of such registration; or

10.1.23	Unrest: Greece or Liberia or the country in which any Security Party is incorporated or domiciled becomes involved in hostilities or civil war or there is a seizure of power in Greece or Liberia, Bermuda or the Marshall Islands by unconstitutional means; or

10.1.24	Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Lender be expected to have a material adverse effect (i) on the business, assets or financial condition of any Security Party or the Corporate Guarantor’s Group taken as a whole or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.25	P&I: any of the Owners or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.26	Shareholdings:
(a)	at any time before the Acquisition, there is any change in the legal and/or ultimate beneficial ownership of any of the shares of any Security Party, from that existing on the date of this Agreement and/or the date of the Second Supplemental Agreement as set out in clause 7.1.23(a); or

(b)	at any time after the Acquisition, the Sponsors are the ultimate beneficial owners of less than 50.1% of the total issued share capital or of the total issued voting share capital of the HoldCo Guarantor; or

(c)	at any time after the Acquisition, any person, or persons acting in concert (other than the Sponsors) (i) become the ultimate beneficial owners of more than 50% (or of a percentage higher than that then owned by the Sponsors) of the total issued share capital or of the total issued voting share capital of the HoldCo Guarantor or (ii) obtain, have or exercise the control of the HoldCo Guarantor or of its board of directors; or

(d)	at any time after the Acquisition, the Sponsors do not have or exercise the control of the HoldCo Guarantor; or

(e)	at any time after the Acquisition, any of the Borrowers, the Collateral Guarantor or a Manager ceases to be a wholly-owned direct Subsidiary of the HoldCo Guarantor; or
10.1.27	Material events: any other event occurs or circumstance arises which, in the opinion of the Lender, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or any of the Underlying Documents or (ii) the security created by any of the Security Documents; or

10.1.28	Accounts: moneys are withdrawn from any of the Accounts other than in accordance with clause 14; or

10.1.29	Required Authorisations: any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation comes into existence which would make any transaction under the Security Documents or the Underlying Documents or the continuation thereof, unlawful or would howsoever prevent the performance by any Security Party of any term of any of the Security Documents or the Underlying Documents; or

10.1.30	Master Agreement: (i) an Early Termination Date (as defined in the Master Agreement) has occurred or been effectively designated under the Master Agreement or (ii) a person entitled to do so gives notice of an Early Termination Date (as defined in the Master Agreement) or (iii) the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.31	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308 EEC) of the Council of the European Communities; or

10.1.32	Sponsors: if the Sponsors have executed the Personal Guarantees, either of the Sponsors passes away or is found to be of unsound mind by a court of a Pertinent Jurisdiction, unless there shall have been delivered to the Lender a substitute guarantee or other security acceptable to the Lender within fifteen (15) days of either of the events mentioned hereinabove occurring; or

10.1.33	Breach of Ministerial Decision: either of the Borrowers commits any breach of or varies or cancels the Ministerial Decision in relation to its Ship without the previous written consent of the Lender; or

10.1.34	HoldCo Guarantor events: at any time following the Acquisition:
(a)	the shares of the HoldCo Guarantor are de-listed or suspended from, or cease to trade (whether temporarily or permanently) on, [NASDAQ]; or

(b)	there is a change of the Chief Executive Officer or of the Chairman of the HoldCo Guarantor [from the individuals having such positions on the date of the Second Supplemental Agreement].

10.2	Acceleration

The Lender may without prejudice to any other rights of the Lender, at any time after the happening of an Event of Default so long as the same is continuing by notice to the Borrowers declare that:

10.2.1	the obligation of the Lender to make its Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2	the Loan and all interest accrued and all other sums payable whensoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, under clause 10.2.2, the Lender has declared the Loan to be due and payable on demand, at any time thereafter the Lender may by written notice to the Borrowers (a) demand repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	INDEMNITIES

11.1	General indemnity

The Borrowers agree to indemnify on demand the Lender, without prejudice to any of the Lender’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense (including, without limitation, Break Costs) which the Lender shall certify as sustained by it as a consequence of any Default, any prepayment of the Loan or part thereof being made under clauses 4.3, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid and/or the Loan not being made for any reason (excluding any default by the Lender) after the Drawdown Notice has been given.

11.2	Environmental indemnity

The Borrowers shall indemnify the Lender on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings (civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against the Lender which would not have been, or been capable of being, made or asserted against the Lender had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Central Bank or European Central Bank reserve requirements indemnity

The Borrowers shall on demand promptly indemnify the Lender against any cost incurred or loss suffered by the Lender as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the loan or deposits obtained by the Lender to fund the whole or part of the Lender and to the extent such cost or loss is not recoverable by the Lender under clause 12.2.

12	UNLAWFULNESS AND INCREASED COSTS

12.1	Unlawfulness

Regardless of any other provision of this Agreement, in the event that the Lender notifies the Borrowers that by reason of:
(a)	the introduction of or any change in any applicable law or regulation or any change in the interpretation or application thereof; or

(b)	compliance by the Lender with any directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity it becomes unlawful or it is prohibited by or contrary to such directive request or requirement for the Lender to maintain or give effect to any of its obligations in connection howsoever with this Agreement then (i) the Lender shall be under no obligation to make available any further amounts hereunder and (ii) the Borrowers must prepay the Loan either immediately or on a future specified date not being earlier than the latest date permitted by the relevant law, regulation, directive, request or requirement with interest and commitment commission accrued to the date of prepayment and all other sums payable whensoever by the Borrowers under this Agreement.

12.2	Increased costs

If the Lender certifies to the Borrowers that at any time the effect of any Capital Adequacy Law or the interpretation or application thereof or the introduction of any Capital Adequacy Law or any change therein or the effect of complying with any applicable Capital Adequacy Law, is to:

12.2.1	subject the Lender to Taxes or change the basis of Taxation of the Lender relating to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or continuing to make the Loan available; and/or

12.2.3	reduce the amount payable or the effective return to the Lender under any of the Security Documents; and/or

12.2.4	reduce the Lender’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Security Documents; and/or

12.2.5	require the Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Lender under any of the Security Documents; and/or

12.2.6	require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.2) the Borrowers must on demand pay to the Lender the amount which the Lender certifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.

12.3	Exception

Nothing in clause 12.2 shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	APPLICATION OF MONEYS, SET OFF, PRO-RATA PAYMENTS AND MISCELLANEOUS

13.1	Application of moneys

All moneys received by the Lender under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Lender’s discretion, shall be applied in the following manner:

13.1.1	first, in or towards payment of all unpaid costs and expenses which may be owing to the Lender under any of the Security Documents;

13.1.2	secondly, in or towards payment of any unpaid fees payable hereunder;

13.1.3	thirdly, in or towards payment to the Lender of any accrued interest owing in respect of the Loan which shall have become due under this Agreement and any sums due under the Master Agreement;

13.1.4	fourthly, in or towards repayment of the Loan (whether the same is due and payable or not); 13.15 fifthly, in or towards payment to the Lender for any loss or Break Costs incurred by it;

13.1.6	sixthly, in or towards payment of any other sums owing to the Lender under any of the Security Documents; and

13.1.7	seventhly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may appear to the Lender to be entitled to receive such surplus.

13.2	Set-off

The Borrowers authorise the Lender (without prejudice to any of the Lender’s rights at law, in equity or otherwise), at any time and without notice to the Borrowers, to apply any credit balance to which the Borrowers or either of them is then entitled standing upon any account of the Borrowers or either of them with any branch of the Lender in or towards satisfaction of any sum due and payable from the Borrowers or either of them to the Lender under any of the Security Documents. For this purpose, the Lender is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Lender shall not be obliged to exercise any right given to it by this clause 13.2. The Lender shall notify the Borrowers forthwith upon the exercise or purported exercise of any right of set off giving full details in relation thereto. Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	Further assurance

The Borrowers undertake with the Lender to ensure that, throughout the Facility Period, the Security Documents shall be valid and binding obligations of the respective parties thereto and rights of the Lender enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Borrower’s Security Documents, the provisions of this Agreement shall prevail.

13.5	No implied waivers, remedies cumulative

No failure or delay on the part of the Lender to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by the Lender shall be effective unless it is in writing.

13.6	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.7	Force Majeure

Regardless of any other provision of this Agreement the Lender shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon the Lender or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting the Lender or (vi) any other circumstances whatsoever outside the Lender’s control,

13.8	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by both parties hereto who irrevocably agree that the provisions of this clause 13.11 may not be waived or modified except by an instrument in writing to that effect signed by both of them.

13.9	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart,

13.10	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.

14	ACCOUNTS

14.1	General

14.1.1	The Borrowers undertake with the Lender that they will on or before the first Drawdown Date, open each of the Accounts (other than the Collateral Operating Account) and procure that the Collateral Guarantor will open the Collateral Operating Account as required under the Second Supplemental Agreement; and

14.1.2	procure that all moneys payable to each Borrower in respect of the Earnings (as defined in the relevant Borrower’s General Assignment) of such Borrower’s Ship shall, unless and until the Lender directs to the contrary pursuant to the provisions of the relevant Borrower’s General Assignment, be paid to that Borrower’s Operating Account, Provided however that if any of the moneys paid to either of the Borrowers’ Operating Accounts are payable in a currency other than USD, the Borrowers shall instruct the Lender to convert such moneys into USD at the Lender’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency.

14.2	Operating Accounts: withdrawals

14.3	Each Borrower undertakes with the Lender that money from time to time credited to, or for the time being standing to the credit of, a Borrower’s Operating Account shall, unless and until a Default shall have occurred (whereupon the provisions of Clause 13.1 shall be and become applicable), be available for application in the following manner:

14.3.1	FIRST: in or towards making payment to the Lender of any amounts due and payable to it under any Security Document other than as referred to in (b) below;

14.3.2	SECONDLY: in or towards making the transfers to the Retention Account required pursuant to Clause 14.4.1;

14.3.3	THIRDLY: as to any surplus from time to time arising on a Borrower’s Operating Account following application as aforesaid, in or towards payment of the proper and reasonable operating expenses of such Borrowers’ Ship.

14.4	Retention Account: credits and withdrawals

14.4.1	The Borrowers undertake with the Lender that, throughout the Facility Period, they will, in relation to each Advance on each Retention Date relating thereto pay to the Lender for credit to the Retention Account, the Retention Amount for such date, provided however that, to the extent that there are moneys standing to the credit of the Borrowers’ Operating Accounts (or either of them) as at the Retention Date, such moneys shall, up to an amount equal to the Retention Amount, be transferred to the Retention Account from any or both of the Borrowers’ Operating Accounts on that Retention Date and to that extent the Borrowers’ obligations to make the payments referred to in this clause 14.4.1 shall have been fulfilled upon such transfer being effected.

14.4.2	Unless and until there shall occur an Event of Default (whereupon the provisions of clause 14.5 shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon must be applied by the Lender (and the Borrowers hereby irrevocably authorise the Lender so to apply the same) upon each Repayment Date and/or on each day that interest is payable pursuant to clause 3.1, in or towards payment to the Lender of the instalment then falling due for repayment or, as the case may be, the amount of interest then due. Each such application by the Lender shall constitute a payment in or towards satisfaction of the Borrowers’ corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of each of the Borrowers to make any such payment to the extent that the aforesaid application by the Lender is insufficient to meet the same.

14.4.3	Unless the Lender otherwise agrees in writing and subject to clause 14.4.2, neither of the Borrowers shall be entitled to withdraw any moneys from the Retention Account at any time during the Facility Period,

14.5	Application of accounts

At any time after the occurrence of an Event of Default, the Lender may without notice to the Borrowers apply all moneys then standing to the credit of the Accounts or any of them (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due under the Security Documents in the manner specified in clause 13.1.

14.6	Charging of accounts

The Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Operating Account Charges and the Retention Account Charge.

15	ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Lender and the Borrowers and their respective successors in title.

15.2	No assignment by Borrowers

Neither Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfers by Lender

The Lender may assign or transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions (a “Transferee”) (i) if the Transferee is a company affiliated to, or in the same group or ownership or control as the Lender, without the consent of, or consultation with, the Borrowers and (ii) otherwise, without the prior written consent of the Borrowers but after consultation with the Borrowers, provided always that any such Transferee, by delivery of such undertaking as the Lender may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, relevant part of the Lender’s obligations under this Agreement.

15.4	Transfer fees and expenses

If the Lender causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents, the Borrowers shall pay to the Lender on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, certified by the Lender as having been incurred by the Lender in connection with such transfer.

15.5	Documenting transfers

If the Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrowers jointly and severally undertake, immediately on being requested to do so by the Lender and at the cost of the Lender, to enter into, and procure that the other Security Parties shall (at the cost of the Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee all or the relevant part of the Lender’s interest in the Security Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or its Transferee (as the case may be) to the extent of their respective interests.

15.6	Sub-participation

The Lender may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrowers.

15.7	Lending office

The Lender shall lend through its office at the address specified in Clause 1.1 or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement. If the office through which the Lender is lending is changed pursuant to this clause 15.7, the Lender shall notify the Borrowers.

15.8	Disclosure of information

The Lender may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrowers and/or the other Security Parties as the Lender shall consider appropriate.

16	NOTICES AND OTHER MATTERS

16.1	Notices

16.1.1	unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax; and

16.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

16.2	Addresses for communications, effective date of notices

16.2.1	Subject to clause 16.2.2 and clause 16.2.4 notices to the Borrowers shall be deemed to have been given and shall take effect when received in full legible form by the Borrowers at the address and/or the fax number appearing below for at such other address or fax number as the Borrowers may hereafter specify for such purpose to the Lender by notice in writing);

Address:	c/o the Manager, 83 Akti Miaouli & Flessa Piraeus 185 83 Fax no: +30 210 4288501
16.2.2	Notwithstanding the provisions of clause 16.2.1 or clause 16.2.4, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Lender to the Borrowers to the address or fax number referred to in clause 16.2.1;

16.2.3	Subject to clause 16.2.4, notices to the Lender shall be deemed to be given, and shall take effect, when received in full legible form by the Lender at the address and/or the fax number appearing below (or at any such other address or fax number as the Lender may hereafter specify for such purpose to the Borrowers by notice in writing);

Address:	47-49 Akti Miaouli 185 36 Piraeus Greece Fax No: +30 210 429 2601
16.2.4	If under clause 16.2.1, clause 16.2.3 or clause 16.2.4 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

17	BORROWERS’ OBLIGATIONS

17.1	Joint and several

Regardless of any other provision in any of the Security Documents, all obligations and liabilities whatsoever of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it becomes a party notwithstanding that the other Borrower may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrower, whether or not the deficiency is known to any of the Lender.

17.2	Borrowers as principal debtors

Each Borrower acknowledges that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of any of the Security Documents and agrees that the Lender may continue to treat it as such, whether or not the Lender is or becomes aware that such Borrower is or has become a surety for the other Borrower.

17.3	Indemnity

The Borrowers undertake to keep the Lender fully indemnified on demand against all claims, damages, losses, costs and expenses arising from any failure of either Borrower to perform or discharge any purported obligation or liability of that Borrower which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against the other Borrower on any ground whatsoever, whether or not known to the Lender including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the other Borrower (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

17.4	Liability unconditional

None of the obligations or liabilities of the Borrowers under any Security Document shall be discharged or reduced by reason of:

17.4.1	the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding- up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of either Borrower or any other person liable;

17.4.2	the Lender granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, either Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from either Borrower or any other person liable; or

17.4.3	anything done or omitted which but for this provision might operate to exonerate the Borrowers or either of them.

17.5	Recourse to other security

The Lender shall not be obliged to make any claim or demand or to resort to any security or other means of payment now or hereafter held by or available to them for enforcing any of the Security Documents against either Borrower or any other person liable and no action taken or omitted by the Lender in connection with any such security or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under the Security Documents to which any of them is, or is to be, a party.

17.6	Waiver of Borrowers’ rights

Each Borrower agrees with the Lender that, throughout the Facility Period, it will not, without the prior written consent of the Lender:

17.6.1	exercise any right of subrogation, reimbursement and indemnity against the other Borrower or any other person liable under the Security Documents;

17.6.2	demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from the other Borrower or from any other person liable or demand or accept any guarantee against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

17.6.3	take any steps to enforce any right against the other Borrower or any other person liable in respect of any such moneys; or

17.6.4	claim any set-off or counterclaim against the other Borrower or any other person liable or claim or prove in competition with the Lender in the liquidation of the other Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrower or any other person liable or any security granted under any Security Document now or hereafter held by the Lender for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Lender, it will prove for the whole or any part of its claim in the liquidation of the other Borrower or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Lender and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Lender shall require.

18	GOVERNING LAW

This Agreement and any non-contractual obligations in connection with this Agreement are governed by and shall be construed in accordance with English law.

19	JURISDICTION

19.1	Exclusive jurisdiction

For the benefit of the Lender, and subject to clause 19 below, each of the Borrowers hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:

19.1.1	to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement (including any non-contractual obligations connected with this Agreement) or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

19.1.2	to grant interim remedies or other provisional or protective relief.

19.2	Submission and service of process

Each Borrower accordingly, irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service each Borrower:

19.2.1	irrevocably empowers and appoints HFW Nominees Ltd at present of Marlow House, Lloyds Avenue, London EC3N 3AL, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement (including any non-contractual obligations connected with this Agreement);

19.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

19.2.3	agrees that failure by a process agent to notify a Borrower of service of process will not invalidate the proceedings concerned;

19.2.4	without prejudice to the effectiveness of service of process on its agent under clause 19.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 16.2;

19.2.5	agrees that if the appointment of any person mentioned in clause 19.2.1 ceases to be effective, such Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days the Lender shall thereupon be entitled and is hereby irrevocably authorised by such Borrower in those circumstances to appoint such person by notice to such Borrower.

19.3	Forum non conveniens and enforcement abroad

Each Borrower:

19.3.1	waives any right and agrees not to apply to the English courts or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 19.1; and

19.3.2	agrees that a judgment or order of an English court in a dispute or other matter falling within clause 19.1 shall be conclusive and binding on such Borrower and may be enforced against it in the courts of any other jurisdiction.

19.4	Right of Lender, but not Borrowers, to bring Proceedings in any other jurisdiction

19.4.1	nothing in this clause 19 limits the right of the Lender to bring Proceedings, including third party proceedings, against either Borrower, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

19.4.2	the obtaining by the Lender of judgment in one jurisdiction shall not prevent the Lender from bringing or continuing Proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

19.5	Enforceability despite invalidity of Agreement

Without prejudice to the generality of clause 13.9, the jurisdiction agreement contained in this clause 19 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

19.6	Effect in relation to claims by and against non-parties

19.6.1	for the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with or in any way related to (i) any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by the Lender pursuant thereto or which would, if brought by either Borrower against the Lender, have been required to be brought in the English courts;

19.6.2	neither Borrower may bring or pursue any Foreign Proceedings against the Lender and shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against the Lender;

19.6.3	if, for any reason whatsoever, any Security Party and/or any third party brings or pursues against the Lender, any Foreign Proceedings, the Borrowers must indemnify the Lender on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which the Lender certifies as having been incurred by it;

19.6.4	the Lender and the Borrowers hereby agree and declare that the benefit of this clause 19 shall extend to and may be enforced by any officer, employee, agent or business associate of the Lender against whom either Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of the Lender pursuant thereto or which, if it were brought against the Lender, would fall within the material scope of clause 19.1. In those circumstances this clause 19 shall be read and construed as if references to the Lender were references to such officer, employee, agent or business associate, as the case may be.
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
Form of Drawdown Notice
(referred to in clause 2.4)

To:	PIRAEUS BANK A.E. 47-49 Akti Miaouli 185 36 Piraeus Greece
[•]
Loan Agreement dated 19 March 2008
We refer to the Loan Agreement. Words and expressions whose meanings are defined therein shall have the same meaning when used herein.
We hereby give you notice that we wish to draw down Advance [A] [B] namely USD [•] on [•] 20[•] and select a first Interest Period in respect thereof of [•] months. The funds should be credited to [name and number of account] with [details of bank in New York City].
We confirm that:
(a)	no Default has occurred;

(b)	the representations and warranties contained in clause 7 of the Loan are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise howsoever) to be exceeded;

(d)	there has been no material adverse change in our financial position or in the combined financial position of ourselves, the Manager and our respective Related Companies, from that described by us to the Lender in the negotiation of the Loan Agreement and/or in any documents or statements already delivered to the Lender in connection therewith; and

(e)	there are no Required Authorisations.
CHALLENGER ENTERPRISES LTD.
CRUSADER ENTERPRISES LTD.

By
Authorised Signatory

Schedule 2
Conditions Precedent
(referred to in clause 9.1)
Part 1

(a)	Corporate Documents

Certified copies of all documents which evidence or relate to the constitution of each corporate Security Party and its current corporate existence;

b)	Corporate Authorities
(i)	Certified copies of resolutions of the directors of each corporate Security Party approving such of the Underlying Documents and Security Documents to which such Security Party is a party and authorising the execution and delivery thereof and performance of such Security Party’s obligations thereunder additionally certified by an officer of such Security Party as having been passed at a duly convened meeting of the directors of such Security Party and as not having been amended, modified or revoked and being in full force and effect; and

(ii)	originals or Certified Copies of any powers of attorney issued by any Security Party pursuant to such resolutions;
(c)	Required Authorisations

a certificate (dated no earlier than 5 Banking Days prior to the relevant Drawdown Date) that there are no Required Authorisations or that there are no Required Authorisations except those described in such certificate and Certified Copies of which as duly executed (including any conditions and/or documents ancillary thereto) are appended thereto;

(d)	Certificate of incumbency

a list of directors and officers of each Corporate Security Party specifying the names and positions of such persons, certified by an officer of such Security Party to be true, complete and up to date;

(e)	Beneficial Ownership

Evidence acceptable to the Lender confirming the beneficial ownership and control of the Borrowers and the Corporate Guarantor;

(f)	Certified Copies of Underlying Documents

Certified copies of the MOAs and such of the Underlying Documents as are then in existence;

(g)	Security Documents

the Master Agreement, the Master Agreement Assignment and the Corporate Guarantee;

(h)	Accounts and “Know your Customer”

evidence that the Accounts have been duly established and duly completed mandate forms and all other documentation required by the Lender in relation to the Accounts and in relation to the Lender’s “Know your Customer” requirements;

(i)	Fees

evidence that the arrangement fee due under clause 5.1 has been paid in full; and

(j)	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings referred to in each of the Security Documents to which such Security Party is a party accepting its appointment under each such Security Document
Part 2
In this Part 2 “Relevant Advance” means the Advance which is to be drawn down, “Relevant Ship” means the Ship to be financed thereby and “Relevant Owner” means the Borrower which is the buyer of the Relevant Ship.

(a)	Drawdown notice

a Drawdown Notice, duly executed;

(b)	Conditions precedent

evidence that the conditions precedent set out in Part 1 of schedule 2 remain fully satisfied;

(c)	Ship conditions

evidence that the Relevant Ship:
(i)	Registration and Encumbrances

is registered in the name of the relevant Borrowers through the relevant Registry under the laws and flag of Greece and that such Ship and its Earnings, Insurances and Requisition Compensation are free of Encumbrances (except Permitted Encumbrances); and

(ii)	Classification

maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society (such evidence to be provided at least 15 days prior to the relevant Drawdown Date); and

(iii)	Insurance

is insured in accordance with the provisions of the Ship Security Documents relating to the Relevant Ship, and all requirements of the Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which such Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to such Ship), such evidence to be provided at least 15 days prior to the relevant Drawdown Date together with evidence that all insurance, brokers and clubs will provide upon request a letter of undertaking to the lender as a form acceptable to the Lender.
(d)	No claim

evidence that neither the Seller of the Relevant Ship nor any other party who may have a claim against has a claim against the Relevant Ship or the Relevant Owner and that there have been no breaches of the terms of the MOA relating thereto or any default thereunder;

(e)	Title and no Encumbrances

evidence that good title to the Relevant Ship has passed to the Relevant Owner which is the buyer thereof and that there is no Encumbrance of any kind created or permitted by any person on or relating to the MOA in respect of the relevant Ship other than Permitted Encumbrances and evidence that the gross acquisition cost does not exceed USD47,250,000;

(f)	Equity

evidence that the part of the purchase price payable to the Seller of the Relevant Ship pursuant to the relevant MOA, which is not being funded pursuant to this Agreement has been paid to the Seller;

(g)	Class confirmation

evidence from the Classification Society that the Relevant Ship is in class, free of any outstanding recommendations;

(h)	Fees and commissions

evidence that any fees and commissions due payable by the Borrowers to the Lender pursuant to the terms of clause 5.1 or any other provision of the Security Documents have been paid in full;

(i)	Security Documents

The Operating Account Charges and the Retention Account Charge in respect of the Operating Accounts and the Retention Account opened by the Relevant Owner, the Mortgage, the General Assignment and the Manager’s Undertaking in respect of the Relevant Ship, each duly executed and delivered;

(j)	Notices of assignment

duly executed notices of assignment in the forms prescribed by the relevant Ship Security Documents for the Relevant Ship;

(k)	Mortgage registration

evidence that the Mortgage in respect of the Relevant Ship has been registered against such Ship through the relevant Registry under the laws and flag of Greece;

(l)	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings referred to in each Security Document to which the relevant Security Party is a parry, accepting its appointment under each of the relevant Security Documents;

(m)	Registration forms

such statutory forms duly signed by the Borrowers and the other Security Parries as may be required by the Lender to perfect the security contemplated by the Security Documents;

(n)	Insurance opinion

an opinion from insurance consultants appointed by the Lender at the Borrower’s expense, on the insurances effected or to be effected in respect of Relevant Ship and satisfactory in all respects to the Lender;

(o)	Management Agreement

a certified copy of the Management Agreement in respect of the Relevant Ship;

(p)	DOC and application for SMC

a Certified Copy of the DOC and, for the Relevant Ship, either (i) a Certified Copy of the SMC therefor or (ii) evidence satisfactory to the Lender that the Operator has applied to the relevant Regulatory Agency for an SMC for such Ship to be issued pursuant to the Code within any time limit required or recommended by such Regulatory Agency;

(q)	Material Adverse Change

satisfactory evidence that there has been no material adverse change in the financial position of the Security Parties or any of them or the combined financial position of the Borrowers, the Corporate Guarantor and their respective Related Companies, from that described by the Borrowers to the Lender or any of them in the negotiation of this Agreement;

(r)	Foreign legal opinions

opinions on matters on Liberian and Greek law satisfactory to the Lender;

(s)	Further opinions

such further professional opinions as the Lender may require; and

(t)	Further conditions precedent

evidence of fulfilment of such further conditions precedent as the Lender may require.